Exhibit 10.2

Nonqualified Stock Option Agreement under

the Orthofix International N.V.

Inducement Plan for Spinal Kinetics Employees

This Nonqualified Stock Option Agreement (the “Agreement”) is made this April 30, 2018 (the “Grant Date”) between Orthofix International N.V., a Curacao company (the “Company”), and the person signing this Agreement adjacent to the caption “Grantee” on the signature page hereof (the “Grantee”). Capitalized terms used and not otherwise defined herein shall have the meanings attributed thereto in the Orthofix International N.V. Inducement Plan for Spinal Kinetics Employees (as it may be amended from time to time, the “Plan”).

WHEREAS, pursuant to the Plan, the Company desires to afford the Grantee the opportunity to purchase shares of Stock (“Common Shares”) on the terms and conditions set forth herein;

NOW, THEREFORE, in connection with the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto agree as follows:

1.           Grant of Option.  Subject to the provisions of this Agreement and the Plan, the Company hereby grants to the Grantee the right and option (the “Option”) to purchase [  ] Common Shares at an exercise price of $61.02 per share (the “Option Price”).

2.           Incorporation of Plan.  The Grantee acknowledges receipt of the Plan and represents that he or she is familiar with its terms and provisions and hereby accepts this Option subject to all of the terms and provisions of the Plan and all interpretations, amendments, rules, and regulations which may, from time to time, be promulgated and adopted pursuant to the Plan. The Plan is incorporated herein by reference. In the event of any conflict or inconsistency between the Plan and this Agreement, the Plan shall govern and this Agreement shall be interpreted to minimize or eliminate any such conflict or inconsistency.  Certain capitalized terms used but not defined in this Agreement shall have the meaning set forth in the Plan.

3.           Non-Qualified Stock Option.  The Option is not intended to be an incentive stock option under Section 422 of the Code and will be interpreted accordingly.

4.           Vesting.  Subject to earlier termination in accordance with the Plan or this Agreement and the terms and conditions herein or therein, the Option shall vest and become exercisable with respect to 25% of the shares covered thereby on each of the first, second, third and fourth anniversaries of the Grant Date subject to the Grantee’s continuous Service through and on each such vesting date; provided, however, that the vesting and exercisability of any portion of the Option relating to a fractional share shall be deferred until such time, if any, that such portion can be exercised as a whole Common Share.

5.           Term.  The Option shall expire and no longer be exercisable as of the day before the 10th anniversary of the Grant Date, subject to earlier termination in accordance with the Plan or this Agreement.

6.           Termination of Service; Corporate Transaction.

(a)         Certain Terminations of Service.  If, prior to vesting, the Grantee’s Service is terminated for any reason other than (i) death, (ii) Disability, (iii) a Qualified Retirement occurring no less than six months after the Grant Date or (iv) a circumstance providing for accelerated vesting pursuant Section 6(d) hereof, the unvested portion of the Option shall be cancelled and revert back to the Company as of the date of such termination of Service, and the Grantee shall have no further right or interest therein unless the Committee in its sole discretion shall determine otherwise. In such event, the Grantee shall have the right, subject to the other terms and conditions set forth in this Agreement and the Plan, to exercise the Option, to the extent it has vested as of the date of such termination of Service, at any time within 3 months after the date of such termination of Service, subject to the earlier expiration of the Option as provided in Section 5 hereof. To the extent the vested portion of the Option is not exercised within such 3-month period, the Option shall be cancelled and revert back to the Company and the Grantee shall have no further right or interest therein.

(b)         Termination of Service for Death or Disability.  If the Grantee’s Service terminates by reason of death or Disability, the Option shall automatically vest and become immediately exercisable in full as of the date of such termination of Service.  The Option shall remain exercisable by the Grantee (or any person entitled to do so) at any time within 18 months after the date of such termination of Service, subject to the earlier expiration of the Option as provided in Section 5 hereof. To the extent the Option is not exercised within such 18-month period, the Option shall be cancelled and revert back to the Company, and the Grantee or any permitted transferee pursuant to Section 11, as applicable, shall have no further right or interest therein.

(c)         Termination of Service for Certain Qualified Retirements.  If the Grantee’s Service terminates by reason of a Qualified Retirement occurring no less than six months after the Grant Date but prior to the second anniversary of the Grant Date, the Option shall automatically vest and become immediately exercisable as of the date of such termination of Service with respect to the aggregate number of Common Shares as to which the Option would have been vested as of such second anniversary of the Grant Date. If the Grantee’s Service terminates by reason of a Qualified Retirement after the second anniversary of the Grant Date but before the third anniversary of the Grant Date, the Option shall automatically vest and become immediately exercisable as of the date of such termination of Service with respect to the aggregate number of Common Shares as to which the Option would have been vested as of the third anniversary of the Grant Date. If the Grantee’s Service is terminated by reason of a Qualified Retirement after the third anniversary of the Grant Date but before the fourth anniversary of the Grant Date, the Option shall automatically vest and become immediately exercisable in full as of the date of such termination of Service. In each of the circumstances described in the preceding three sentences, the Option shall remain exercisable by the Grantee (or any person entitled to do so) at any time within 18 months after the date of such termination of Service, subject to the earlier expiration of the Option as provided in Section 5 hereof. To the extent the Option is not exercised within such 18-month period, the Option shall be cancelled and revert back to the Company and the Grantee or any permitted transferee pursuant to Section 11, as applicable, shall have no further right or interest therein.

(d)          Certain Additional Corporate Transaction Circumstances.  In the event that the Option is assumed, continued, or substituted for new common stock options or another equity-based Award of a successor entity, or parent or subsidiary thereof (with appropriate adjustments as to the number of shares and Option Price), in each case upon the consummation of any Corporate Transaction, and the Service of the Grantee with the Company or an Affiliate is terminated within 24 months following the consummation of such Corporate Transaction by the employer without Cause or by the Grantee for Good Reason, the Option shall become fully vested as of the date of such termination and may be exercised in full, to the extent applicable, beginning on the date of such termination and for the 12-month period immediately following such termination (subject to the earlier expiration of the Option as provided in Section 5 hereof) or for such longer period as the Committee shall determine. (Nothing in the preceding sentence shall limit or alter the Grantee’s rights under Section 6(c) hereof in the event that the Grantee instead terminates his or her Service by reason of a Qualified Retirement.) In the event a Corporate Transaction occurs in which this Option is not being assumed, continued, or substituted (as contemplated by the preceding sentence), the Option shall be treated in accordance with the default rules applicable under Section 13.3 of the Plan.

7.Effect of Severance Agreements Generally.  The Company and the Grantee agree that notwithstanding anything herein to the contrary, the terms of a Severance Agreement expressly defining whether and in what manner (including upon termination of employment) the unvested portion of an Option shall vest, be exercisable, or be cancelled shall control over the terms of this Agreement (including the vesting, exercise period, forfeiture, and other provisions contained in Section 6 hereof) and shall not be disregarded with respect to the terms of this Agreement.

8.           Method of Exercising Option.

(a)         Notice of Exercise.  Subject to the terms and conditions of this Agreement, the Option may be exercised by written or electronic notice to the Company, from the Grantee or a person who proves to the

Company’s satisfaction that he or she is entitled to do so, stating the number of Common Shares in respect of which the Option is being exercised and specifying how such Common Shares should be registered (e.g., in the Grantee’s name only or in the Grantee’s and his or her spouse’s names as joint tenants with right of survivorship). Such notice shall be accompanied by payment of the Option Price for all Common Shares purchased pursuant to the exercise of such Option. The date of exercise of the Option shall be the later of (i) the date on which the Company receives the notice of exercise or (ii) the date on which the conditions set forth in Sections 8(b) and 8(e) are satisfied. Notwithstanding any other provision of this Agreement, the Grantee may not exercise the Option, and no Common Shares will be issued by the Company with respect to any attempted exercise, when such exercise is prohibited by law or any Company policy then in effect. The Option may not be exercised at any one time as to less than 100 shares (or such number of shares as to which the Option is then exercisable if less than 100). In no event shall the Option be exercisable for a fractional share.

(b)         Payment.  Prior to the issuance of the Common Shares pursuant to Section 8(e) hereof in respect of which all or a portion of the Option shall have been exercised, the Grantee shall have paid to the Company the Option Price for all Common Shares purchased pursuant to the exercise of such Option. Payment may be made by personal check, bank draft or postal or express money order (such modes of payment are collectively referred to as “cash”) payable to the order of the Company in U.S. dollars. Payment may also be made in mature Common Shares owned by the Grantee, or in any combination of cash or such mature shares as the Committee in its sole discretion may approve. The Company may also permit the Grantee to pay for such Common Shares by directing the Company to withhold Common Shares that would otherwise be received by the Grantee, pursuant to such rules as the Committee may establish from time to time. In the discretion of the Committee, and in accordance with rules and procedures established by the Committee, the Grantee may be permitted to make a “cashless” exercise of all or a portion of the Option.

(c)         Shareholder Rights.  The Grantee shall have no rights as a shareholder with respect to any Common Shares issuable upon exercise of the Option until the Grantee shall become the holder of record thereof, and no adjustment shall be made for dividends or distributions or other rights in respect of any Common Shares for which the record date is prior to the date upon which the Grantee shall become the holder of record thereof.

(d)         Limitation on Exercise.  The Option shall not be exercisable unless the offer and sale of Common Shares pursuant thereto has been registered under the Securities Act and qualified under applicable state “blue sky” laws, or the Company has determined that an exemption from registration under the Securities Act and from qualification under such state “blue sky” laws is available.

(e)         Issuance of Common Shares. The issuance of all Common Shares purchased pursuant to the exercise of this Option shall be evidenced in such a manner as the Company, in its discretion, will deem appropriate, including, without limitation, book-entry or direct registration or issuance of one or more stock certificates.

9.           Adjustment of and Changes in Common Shares.  If the number of outstanding Common Shares is increased or decreased or the Common Shares are changed into or exchanged for a different number of shares or kind of capital stock or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse stock split, spin-off, combination of stock, exchange of stock, stock dividend or other distribution payable in capital stock, or other increase or decrease in such Common Shares effected without receipt of consideration by the Company, the Committee shall make such adjustments, if any, as it deems appropriate in the number and class of shares subject to, and the Option Price of, the Option.

10.         Tax Withholding. The Company shall have the right, prior to the issuance of any Common Shares upon full or partial exercise of the Option (whether by the Grantee or any person entitled to do so), to require the Grantee to remit to the Company any and all amounts sufficient to satisfy any withholding or other taxes that may be due as a result of the Option exercise.  At the time of such exercise, the Grantee shall pay in cash to the Company any amount that the Company may reasonably determine to be necessary to satisfy such withholding or other tax obligation. The Company may permit the Grantee to satisfy, in whole or in part, such obligation to remit withholding or other taxes, (a) by directing the Company to withhold Common Shares that would otherwise be received by the Grantee or (b) by delivering to the Company Common Shares already owned by the Grantee and not then subject to any repurchase, forfeiture, unfulfilled vesting, or similar requirements, in each case pursuant to such rules as the Committee may establish from time to time. The Company shall also have the right to deduct from all cash payments made pursuant to, or in connection with, the Option, the federal, state, or local taxes required to be withheld with respect to such payments.  The maximum number of Common Shares that may be withheld from the Option to satisfy any federal, state, or local tax requirements upon the exercise of the Option may not exceed such number of Common Shares having a Fair Market Value equal to the minimum statutory amount required by the Company to be withheld and paid to any such federal, state, or local taxing authority with respect to such exercise; provided, however, for so long as Accounting Standards Update 2016-09 or a similar rule remains in effect, the Committee has full discretion to choose, or to allow the Grantee to elect, to withhold a number of Common Shares having an aggregate Fair Market Value that is greater than the applicable minimum required statutory withholding obligation (but such withholding may in no event be in excess of the maximum required statutory withholding obligation in such Grantee’s relevant tax jurisdiction).

11.         Transfers.  Except as provided in this Section 11, during the Grantee’s lifetime, only the Grantee (or in the event of the Grantee’s legal incapacity or incompetency, his or her guardian or legal representative) may exercise the Option, and the Option shall not be assignable or transferable by the Grantee, other than by will or the laws of descent and distribution.  The Grantee may transfer, not for value, all or part of this Option to any Family Member, provided that the Grantee provides prior written notice to the Company of such transfer.  For the purpose of this section, a “not for value” transfer is a transfer which is (a) a gift, (b) a transfer under a domestic relations order in settlement of marital property rights, or (c) unless Applicable Laws do not permit such transfer, a transfer to an entity in which more than fifty percent (50%) of the voting interests are owned by Family Members (and/or the Grantee) in exchange for an interest in such entity.  Following a transfer under this Section 11, the transferred portion of the Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to such transfer, and the Common Shares acquired pursuant to the Option shall be subject to the same restrictions with respect to transfers of shares as would have applied to the Grantee thereof.   Subsequent transfers of transferred portions of the Option are prohibited except to the Grantee’s Family Members in accordance with this Section 11 or by will or the laws of descent and distribution.  In the event of Grantee’s termination of Service, this Agreement shall continue to be applied with respect to Grantee, following which the Option shall be exercisable by the transferee only to the extent, and for the periods, specified herein.

12.Clawback.  The Option is subject to mandatory repayment by the Grantee to the Company to the extent the Grantee is or in the future become subject to any Company “clawback” or recoupment policy or Applicable Laws that require the repayment by the Grantee to the Company of compensation paid to the Grantee in the event that the Grantee fails to comply with, or violates, the terms or requirements of such policy or Applicable Laws.

13.         Miscellaneous Provisions.

(a)         Notices. Any notice required by the terms of this Agreement shall be delivered or made electronically, over the Internet or otherwise (with request for assurance of receipt in a manner typical with respect to communications of that type), or given in writing.  Any notice given in writing shall be deemed effective upon personal delivery or upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid, and shall be addressed to the Company at its principal executive office and to the Grantee at the address that he or she has most recently provided to the Company.   Any notice given electronically shall be deemed effective on the date of transmission.

(b)         Headings. The headings of sections and subsections are included solely for convenience of reference and shall not affect the meaning of the provisions of this Agreement.

(c)         Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(d)         Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties hereto with regard to the Option and supersede all other agreements, representations, or understandings (whether oral or written and whether express or implied) that relate to the subject matter hereof.  In the event the Grantee has a Severance Agreement, any conflicts or ambiguities shall be resolved first by reference to the Severance Agreement, then to the Plan, and finally to this Agreement.

(e)         Amendments. The Board and the Committee shall have the power to alter or amend the terms of the Option as set forth herein from time to time, in any manner consistent with the provisions of Sections 5.3 and 14.10 of the Plan, and any alteration or amendment of the terms of the Option by the Board or the Committee shall, upon adoption, become and be binding on all persons affected thereby without requirement for consent or other action with respect thereto by any such person. The Committee shall give notice to the Grantee of any such alteration or amendment as promptly as practicable after the adoption thereof. The foregoing shall not restrict the ability of the Grantee and the Board or the Committee by mutual written consent to alter or amend the terms of the Option in any manner which is consistent with the Plan.

(f)          Binding Effect. This Agreement shall be binding upon the heirs, executors, administrators, and successors of the parties hereto and, subject to Section 12(e), may only be amended by written agreement of the parties hereto.

(g)         Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan and this Agreement to the substantive laws of any other jurisdiction.

(h)         No Employment or Other Rights. This Option grant does not confer upon the Grantee any right to be continued in the employment of, or otherwise provide Service to, the Company or any Affiliate thereof, or interfere with or limit in any way the right of the Company or any Affiliate thereof to terminate such Grantee’s Service at any time.

14.         Definitions. For purposes of this Agreement, the following capitalized words shall have the meanings set forth below.

“Severance Agreement” shall mean a written change in control and severance agreement between the Grantee and the Company or any of its Affiliates.

“Good Reason” shall mean the Grantee’s voluntarily terminating his or her employment, following a Corporate Transaction, after the occurrence of any of the following circumstances (in each case, after written notice by the Grantee to employer of the circumstance, and failure by the employer to cure and eliminate such circumstance within 30 calendar days of such notice:  (i) a requirement that the Grantee work principally from a location that is more than fifty (50) miles from his or her principal place of Service immediately prior to such Corporate Transaction, or (ii) a ten percent or greater reduction in the Grantee’s Total Compensation from the amount of such Total Compensation immediately prior to such Corporate Transaction.

“Qualified Retirement” shall mean a retirement from Service by the Grantee in which, at the time of such retirement, the sum of the Grantee’s age and aggregate 12-month completed periods of Service (whether or not such completed 12-month periods are consecutive), in each case without giving credit for any partial years, equals or exceeds 75.

“Total Compensation” shall mean aggregate of base salary, target bonus opportunity, employee benefits (retirement plan, welfare plans, and fringe benefits), and grant date fair value of equity-based compensation, but excluding for the avoidance of doubt any reductions caused by the failure to achieve performance targets) taken as a whole.

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EXECUTED as of the date first written above.

COMPANY:	ORTHOFIX INTERNATIONAL N.V.

	By:	/s/ Bradley R. Mason
	Name:	Bradley R. Mason
	Title:	President and Chief Executive Officer

GRANTEE:
By:
	Name:	[ ]